ALPHARMA INC.

2005 SUPPLEMENTAL SAVINGS PLAN

Amended And Restated

Effective January 1, 2008

ALPHARMA INC.

2005 SUPPLEMENTAL SAVINGS PLAN

Amended and Restated

Effective January 1, 2008

TABLE OF CONTENTS

ARTICLE	DESCRIPTION	PAGE
	INTRODUCTION	1
I	DEFINITIONS	2
II	PARTICIPATION	6
III	DEFERRAL ELECTIONS AND COMPANY MATCHING CONTRIBUTIONS	7
IV	DEFERRAL ACCOUNTS AND TRUST FUNDING	11
V	VESTING	13
VI	DISTRIBUTIONS	14
VII	ADMINISTRATION	17
VIII	MISCELLANEOUS	20

INTRODUCTION

Alpharma Inc. (the "Company") has established the Alpharma Inc. 2005 Supplemental Savings Plan (the "Plan") effective January 1, 2005. The Plan is being amended and restated in its entirety effective January 1, 2008. The Plan is an unfunded arrangement established and maintained by the Company for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

Prior to January 1, 2006, Participants were permitted to defer a portion of their Compensation to the Plan after their pre-tax deferrals under the Alpharma Inc. Savings Plan (the "Savings Plan") reached the applicable dollar amount specified under Section 402(g) of the Code for that year.

No employee shall become a Participant in the Plan after December 31, 2005. Participants are no longer permitted to elect to defer Compensation effective as of the first payroll period ending in 2006.

The Plan is intended to comply with Section 409A of the Code, the regulations thereunder and related guidance issued by the Internal Revenue Service ("IRS").

ARTICLE I

DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

1.1 "Account" or "Accounts" shall mean all of such accounts as are established under this Plan from time to time.

1.2 "Base Salary" shall mean a Participant's annual base compensation, excluding bonuses, commissions, incentive and all other remuneration for services rendered to Company and prior to reduction for any salary deferrals, including but not limited to, deferrals under plans established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

1.3 "Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death. No beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary. In the event that a Participant who designated his or her spouse as Beneficiary under the Plan subsequently becomes divorced or legally separated, then such prior Beneficiary designation shall automatically be deemed revoked as it relates to the spouse (or former spouse), unless it is subsequently ratified in writing by the Participant.

If there is no such designation, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the Participant's estate if no such designation exists, shall be considered complete satisfaction of all benefits owed under the Plan.

1.4 "Board of Directors" or "Board" shall mean the Board of Directors of Company.

1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.6 "Committee" shall mean the Committee appointed by the Board to administer the Plan in accordance with Article VII.

1.7 "Company" shall mean Alpharma Inc.

1.8 "Company Matching Contribution Account" shall mean the bookkeeping account maintained by or for the Committee for each Participant, which account consist of (a) the amount credited by the Company on behalf of the Participant pursuant to Section 3.3, and (b) earnings and losses pursuant to Section 4.2.

1.9 "Compensation" shall mean the Participant's Base Salary, including amount deferred under the Plan and the Savings Plan.

1.10 "Compensation Deferral Election" shall mean an Eligible Employee's election to defer a portion of his or her Compensation during a Plan Year to the Plan.

1.11 "Deferral Account" shall mean the bookkeeping account maintained by or for the Committee for each Participant, which account is credited with amounts equal to (a) the portion of the Participant's Compensation that he or she elects to defer to the Plan pursuant to a Compensation Deferral Election, and (b) earnings and losses pursuant to Section 4.1.

1.12 "Disabled" shall mean a Participant who (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The Committee has the sole and absolute discretion to determine whether a Participant is Disabled.

1.13 "Distributable Amount" shall mean the vested balance in the Participant's Deferral Account and Company Matching Contribution Account.

1.14 "Effective Date" of the Plan is January 1, 2005. The Plan is amended and restated in its entirety as of January 1, 2008.

1.15 "Eligible Employee" shall mean an employee of the Company who is designated by the Committee as eligible to participate in the Plan.

1.16 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.17 "Fund" or "Funds" shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.4.

1.18 "Initial Election Period" shall mean the 30-day period prior to the Effective Date of the Plan, or the 30-day period following the time an employee shall be designated by the Company as an Eligible Employee.

1.19 "Interest Rate" shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month, as determined by the Committee.

1.20 "Investment Fund Subaccount" or "Investment Fund Subaccounts" shall mean one or more subaccounts under a Participant's Deferral Account and Company Matching Contribution Account which corresponds to the Funds elected by the Participant pursuant to Section 3.4.

1.21 "Participant" shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.

1.22 "Payment Date" shall mean the date that distribution of a Participant's Account under the Plan commences. Unless otherwise provided herein, a Participant's Payment Date is the date that is six (6) months after such Participant Terminates from Employment with the Company. In no event shall a Participant's Payment date be later than the later of (i) December 31 of the calendar year in which the Participant has been Terminated from Employment with the Company for six months, or (ii) the fifteenth day of the third calendar month following the date on which the Participant has been Terminated from Employment with the Company for six months.

1.23 "Payment Election" shall mean a Participant's election as to timing and form of payment of his or her Deferral Account and Company Matching Contribution Account.

1.24 "Plan" shall mean this Alpharma Inc. 2005 Supplemental Savings Plan, as it may be amended from time to time.

1.25 "Plan Year" shall be the calendar year.

1.26 "Termination from Employment" occurs, when based on the facts and circumstances, the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months).

1.27 "Unforeseeable Emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her spouse., his or her Beneficiary or dependent (as defined in Section 152(a) of the Code), loss of a Participant's property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an Unforeseeable Emergency will depend upon the facts of each case, and the Committee has the sole and exclusive ability to determine whether such an Unforeseeable Emergency exists, but, in any case, an Unforeseeable Emergency may not be made to the extent that such hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Participant's assets, to the extent that the liquidation of assets would not itself cause severe financial hardship. The amounts distributed with respect to an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

1.28 "Year of Service" shall mean each Plan Year in which a Participant completes at least 1,000 hours of service, as defined under the Savings Plan, as determined by the Committee.

ARTICLE II

PARTICIPATION

2.1 Eligibility. The Board shall designate, as of the Effective Date and as of the beginning of each Plan Year, each employee as an Eligible Employee. The Committee may designate an employee as an Eligible Employee during a Plan Year, provided that such employee after the beginning of the Plan Year, (a) is hired by the Company, or (b) becomes a member of a select group of management or highly compensated employees. No employee shall become a Participant in the Plan after December 31, 2005.

2.2 Participation. An Eligible Employee shall become a Participant in the Plan by timely executing a Compensation Deferral Election and a Payment Election, and filing them with the Committee in accordance with Article III of the Plan.

ARTICLE III

DEFERRAL ELECTIONS AND COMPANY MATCHING CONTRIBUTIONS

3.1 Elections to Defer Compensation.

(a) Initial Election Period. Each Eligible Employee may elect to defer Compensation by filing with the Committee a Compensation Deferral Election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period (or such earlier date that Committee may specify). Such Compensation Deferral Election, however, can only relate to Compensation that has not yet been earned. No later than the last day of his or her Initial Election Period (or such earlier date that the Committee may specify), the Eligible Employee shall also file with the Committee a Payment Election with respect to such deferral of Compensation and related Company Matching Contributions, if any, on a form provided by the Committee. In the event that an Eligible Employee does not file a Payment Election during the Initial Election Period, the Eligible Employee shall be deemed to have elected a lump sum with respect to such deferral of Compensation and related Company Matching Contributions. The deemed election of the lump sum will continue in effect for future Plan Years until the Eligible Employee makes a new Payment Election pursuant to subsection (d).

(b) General Rule. The amount of Compensation which an Eligible Employee may elect to defer is such Compensation to be earned after the time at which the Eligible Employee files with the Committee a Compensation Deferral Election in accordance with Section 3.1(a). The amount of Compensation which an Eligible Employee may elect to defer shall be a percentage of Compensation, which shall not exceed twenty-five percent (25%) of the Eligible Employee's Compensation, provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy social security taxes (including Medicare), income taxes and employee benefit plan withholding requirements, as determined in the sole and absolute discretion of the Committee.

(c) Duration of Compensation Deferral Election. An Eligible Employee's initial Compensation Deferral Election must be made prior to the Effective Date and is to be effective with respect to Compensation earned after such Compensation Deferral Election is processed. A Participant may increase, decrease or terminate a Compensation Deferral Election with respect to Compensation for any subsequent Plan Year by filing a new Compensation Deferral Election not less than 14 days prior to the beginning of the next Plan Year, which election shall be effective on the first day of the next following Plan Year. In the absence of an affirmative election by the Participant to the contrary, a Compensation Deferral Election for one Plan Year will continue in effect for future Plan Years. In the case of an employee who becomes an Eligible Employee after the Effective Date, such Eligible Employee shall have 30 days from the date he or she has become an Eligible Employee to make an Initial Election with respect to deferral of Compensation. Such Compensation Deferral Election shall be for the remainder of the Plan Year (and future Plan Years, unless subsequently changed prior to the commencement of a given Plan Year) in the event the Plan Year has commenced. All Compensation Deferral Elections made prior to December 31, 2005 shall be revoked with respect to compensation paid after the last payroll period in 2005.

(d) Duration of Payment Election. An Eligible Employee's initial Payment Election to defer Compensation must be made prior to the Effective Date and is to be effective with respect to Compensation earned after such Compensation Deferral Election is processed. The Payment Election as to timing and form of payment of such deferred Compensation is irrevocable for a given Plan Year, except as otherwise provided herein. A Participant may change his or her Payment Election with respect to Compensation for any subsequent Plan Year by filing a new Payment Election not less than 14 days prior to the beginning of the next Plan Year, which Payment Election shall be effective on the first day of the next following Plan Year. In the absence of an affirmative Payment Election by the Participant to the contrary, a Payment Election for one Plan Year will continue in effect for future Plan Years. In the case of an employee who becomes an Eligible Employee after the Effective Date, such Eligible Employee shall have 30 days from the date he or she has become an Eligible Employee to make an Initial Election with respect to payment of Compensation. Such Payment Election shall be for the remainder of the Plan Year (and future Plan Years, unless subsequently changed prior to the commencement of a given Plan Year) in the event the Plan Year has commenced. Notwithstanding the foregoing, a Participant may modify his or her Payment Election for a prior Plan Year only in accordance with Section 6.1. All Payment Elections made prior to December 31, 2005 shall be revoked.

(e) Elections other than Elections during the Initial Election Period. Subject to the limitations of Section 3.1(b) above, any Eligible Employee who has terminated a prior Compensation Deferral Election may elect to again defer Compensation, by filing a Compensation Deferral Election and a Payment Election, on forms provided by the Committee, not less than 14 days prior to the beginning of the Plan Year to which such Compensation Deferral Election relates. An election to defer Compensation must be filed in a timely manner in accordance with Sections 3.1(c) and (d).

3.2 Timing of Deferrals. Deferrals to the Plan made pursuant to a Participant's Compensation Deferral Election shall commence on the first day of the first payroll period immediately following the payroll period in which the Participant's pre-tax deferrals reach the applicable dollar amount under Section 402(g) of the Code for that year and shall continue until deferrals under the Plan reach the percentage specified in the Participant's Compensation Deferral Election.

3.3 Company Matching Contributions. The Company shall credit a Company Matching Contribution to each Participant's Company Matching Contribution Account in an amount equal to the applicable percentage of the first six percent (6%) of the amount of Compensation deferred under the Plan:

Years of Service	Company Matching Contribution
Less than 5 Years of Service	40%
5 but less than 10 Years of Service	50%
10 but less than 15 Years of Service	60%
15 but less than 20 Years of Service	70%
20 but less than 25 Years of Service	80%
25 but less than 30 Years of Service	90%
30 or more Years of Service	100%

If a Participant was employed by the Company prior to July 1, 1994, he or she shall be entitled to a Company Matching Contribution equal to one-hundred percent (100%) of the first six percent (6%) of the amount of Compensation deferred under the Plan.

Notwithstanding the foregoing, with respect to any one year, in no event shall a Participant be entitled to a Company Matching Contribution which is based on more than a total of six percent (6%) of his or her deferred Compensation under the Savings Plan and this Plan.

For purpose of determining Company Matching Contributions, Years of Service shall be determined as of the anniversary date of the Participant's date of hire with the Company.

No Company Matching Contributions shall be made to the Plan with respect to Compensation paid after the last payroll period ending in 2005.

3.4 Investment Elections.

      At the time a Participant files a Compensation Deferral Election described in Section 3.1, the Participant shall designate, on a form provided by the Committee, the types of Funds in which the Participant's Account will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to that Account. In making the designation pursuant to this Section 3.4, the Participant may specify that all or any percentage of his or her Account is to be deemed invested, in whole percentage increments, in one or more of the types of Funds deemed to be provided under the Plan, as communicated from time to time by the Committee. A Participant may change the designation made under Section 3.4 at any time. If a Participant fails to elect a type of Fund under this Section 3.4, he or she shall be deemed to have elected the Funds elected by the Participant (or otherwise in effect) under the Savings Plan.

      Although the Participant may designate the type of investments, the Committee shall not be bound by such designation. The Committee shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.4(a) above to be the Funds. The Interest Rate of each such commercially available Fund shall be used to determine the amount of earnings or losses to be credited to Participant's Account under Article IV.

ARTICLE IV

DEFERRAL ACCOUNTS AND TRUST FUNDING

4.1 Deferral Accounts. The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant's Deferral Account shall be further divided into separate subaccounts ("Investment Fund Subaccounts"), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.4(a). A Participant's Deferral Account shall be credited as follows:

(a) As soon as administratively practicable after amounts are withheld and deferred from a Participant's Compensation, the Committee shall credit the Investment Fund Subaccounts of the Participant's Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant's election under Section 3.4(a); that is, the portion of the Participant's deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of Fund shall be credited to the Investment Fund Subaccount corresponding to that Fund; and

(b) Each business day, each Investment Fund Subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount determined by multiplying the balance credited to such Investment Fund Subaccount as of the prior day, plus contributions credited that day to the Investment Fund Subaccount, by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.4(b).

4.2 Company Matching Contribution Account. The Committee shall establish and maintain a Company Matching Contribution Account for each Participant under the Plan. Each Participant's Company Matching Contribution Account shall be further divided into separate Investment Fund Subaccounts corresponding to the Fund elected by the Participant pursuant to Section 3.4. A Participant's Company Matching Contribution Account shall be credited as follows:

(a) As soon as administratively practicable after a Company Matching Contribution Amount, the Committee shall credit the Investment Fund Subaccounts of the Participant's Company Matching Contribution Account with an amount equal to the Company Matching Contribution Amount, if any, which the Participant elected to be deemed to be invested in a certain type of Fund shall be credited to the corresponding Investment Fund Subaccount; and

(b) Each business day, each Investment Fund Subaccount of a Participant's Company Contribution Account shall be credited with earnings or losses in an amount determined by multiplying the balance credited to such Investment Fund Subaccount as of the prior day, plus contributions credited that day to the Investment Fund Subaccount, by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.4(b).

4.3 Trust Funding. The Company may create a trust with a trustee. In the event that the Company creates a trust, the Company may cause the trust to be funded each year. Although the principal of the trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time such assets are paid to the Participants or Beneficiaries as Plan benefits. All rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in the trust will be subject to the claims of the Company's general creditors under federal and state law in the event of bankruptcy or insolvency as defined in the agreement governing the trust. The assets of the Plan and trust shall never inure to the benefit of the Company, except to the extent required in the event of the Company's bankruptcy or insolvency, and the same shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries and for defraying reasonable expenses of administering the Plan and trust.

ARTICLE V

VESTING

A Participant shall be one-hundred percent (100%) vested in his or her Deferral Account at all times. A Participant shall become one-hundred percent (100%) vested in his or her Company Matching Contribution Account upon completion of three Years of Service. Notwithstanding the foregoing, a Participant shall become one-hundred percent (100%) vested in his or her Company Matching Contribution Account upon death while employed with the Company or becoming Disabled while employed with the Company.

Notwithstanding the foregoing, Participants (i) whose employment is transferred from the controlled group that includes the Company to the controlled group that includes Actavis Group hf. on or about December 16, 2005, or (ii) who are employees involuntarily terminated as a result of the sale of the Company's generics business shall become one hundred percent (100%) vested in their Company Matching Contributions accounts.

ARTICLE VI

DISTRIBUTIONS

6.1 Distribution Upon Termination of Employment.

(a) Account Balance More Than 402(g) Limit. In the case of a Participant who Terminates from Employment with Company and has a vested Account balance of more than the amount specified under Section 402(g) of the Code, the Distributable Amount shall be paid to the Participant in one of the following forms, in accordance with his or her Payment Election:

(i) A lump sum distribution paid on or about the Participant's Payment Date.

(ii) Substantially equal installments over a period of two (2) to fifteen (15) years, beginning on the Participant's Payment Date.

A Participant may modify the timing of the distribution of his or her Account, provided that the modification is made at least one (1) year prior to the applicable Payment Date, and provided further that such modification also delays the payment or payments to be made for at least five (5) years beyond the date on which the first payment otherwise would have been made, and further provides that the re-deferral does not have the effect of accelerating any payments that is otherwise prohibited under Section 409A of the Code. A Participant may modify the timing of his or her Account only once.

A Participant who elected to have his or her Account distributed in a lump sum may instead elect to have his or her Account distributed as substantially equal installments, provided that such modification is made at least one (1) year prior to the applicable Payment Date, and provided further that such modification also delays the payments to be made for at least five (5) years beyond the date on which the lump sum otherwise would have been made and does not have the effect of accelerating any payment that is otherwise prohibited under Section 409A of the Code.

(b) Account Balance is Less Than the 402(g) Limit. Payment under this subsection (b) is permitted only if the Participant's entire interest under the Plan, the Alpharma Inc. Supplemental Savings Plan and all similar arrangements that constitute a nonqualified deferred compensation plan under Section 409A is paid on or before his or her Payment Date. In the case of a Participant who Terminates from Employment with Company and has a vested Account balance less than the amount specified under Section 402(g) of the Code, the Distributable Amount shall be paid to the Participant in the form of a lump sum on or about the Participant's Payment Date. The Participant shall not be provided with an election with respect to the receipt of the lump sum payment.

(c) The Participant's Account shall continue to be credited with earnings pursuant to Article IV of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

(d) A Participant who becomes employed by an unrelated employer upon the sale of (i) all or substantially all the assets used by the Company in the employing trade or business, or (ii) the Company's interest in the employing subsidiary, shall be deemed to have separated from service on the date immediately preceding the date that such Participant becomes an employee of the purchaser, unless the purchaser agrees in connection with the sale to be substituted for the Company as the sponsor of Plan. Such Participant shall be entitled to a distribution in accordance with the terms of this Section 6.1.

6.2 Distribution on Account of Participant's Death.

(a) Death prior to Commencement of the Distribution of Participant's Account. In the case of a Participant who dies prior to commencing distribution of his or her Account, such Participant's Beneficiary shall receive the Participant's Account in the form elected by the Participant pursuant to the Payment Election. Notwithstanding a Participant's Payment Election, if the Account balance is less than the 402(g) under the Code, the Distributable Amount shall be paid to the Beneficiary in the form of a lump sum distribution on the first day of the month following the Particpant's death. In no event shall payment to the Participant's Beneficiary be made later than the later of (i) December 31 of the calendar year in which the Participants died, or (ii) the fifteenth day of the third calendar month following the date on which the Participant died.

(b) Death after Commencement of Account. In the event a Participant dies after commencing his or her Account in substantially equal installments, his or her Beneficiary shall continue to be paid in installments for the remainder of the period in accordance with the Participant's Payment Election.

6.3 Distribution on Account of Disability. A Participant who becomes Disabled shall be entitled to immediately commence distribution of his or her Account pursuant to the existing Payment Election in the form elected by the Participant.

6.4 Unforeseeable Emergency. A Participant shall be permitted to elect a distribution on account of an Unforeseeable Emergency from his or her vested Accounts prior to the Payment Date, subject to the following restrictions:

(a) The election to take such a distribution shall be made by filing a form provided by and filed with Committee prior to the end of any calendar month.

(b) The Committee shall have made a determination that the requested distribution constitutes an Unforeseeable Emergency in accordance with the terms of the Plan and Section 409A of the Code, and that the amount of the distribution is not in excess of the amount needed to satisfy the extreme financial emergency, plus any tax liability associated with the payment.

(c) The amount determined by the Committee as a distribution on account of an Unforeseeable Emergency shall be paid in a single cash lump sum on the last day of the calendar month in which the election is approved by the Committee, but in no event later than the last day of the second calendar month in which the election is approved by the Committee.

6.5 Distribution Upon a Change in Control. A Participant's Account shall not be distributed upon a Change in Control. A "Change of Control" of shall be deemed to have occurred upon the occurrence of the one of the following events:

(a) A change in the ownership of the Company (as defined under Section 409A of the Code and the regulations thereunder);

(b) A change in effective control of the Company (as defined under Section 409A of the Code and the regulations thereunder); and

(c) A change in the ownership of a substantial portion of the assets of the Company (as defined under Section 409A of the Code and the regulations thereunder.

6.6 Payment of Taxes. Notwithstanding anything herein to the contrary, the timing of the distribution of a Participant's Account may be accelerated as may be necessary to pay Federal Insurance Contributions Act Tax ("FICA Tax") imposed under Sections 3101 and 3121(v)(2) of the Code. The timing of the distribution of a Participant's Account also may be accelerated as may be necessary to pay the income tax on wages imposed under Section 3401 of the Code on the FICA Tax amount, and to pay the additional income tax on wages attributable to the pyramiding of Section 3401 wages and taxes. However, the total payment amount that is accelerated must not exceed the aggregate of the FICA Tax amount, and the income tax withholding related to the FICA Tax amount.

6.7 Inability to Locate Participant. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant's Deferral Account and Company Matching Contribution Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE VII

ADMINISTRATION

7.1 Committee. A committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board. A member of the Committee will automatically cease to be such a member upon the termination of his or her employment with the Company.

7.2 Committee Action. The Committee shall act at duly noticed meetings by affirmative vote of a majority of the members of the Committee voting (attended by at least 50% of the Committee members). Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3 Powers and Duties of the Committee. The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To select the Funds in accordance with Section 3.4 hereof;

(b) To construe and interpret the terms and provisions of this Plan;

(c) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(d) To maintain all records that may be necessary for the administration of the Plan;

(e) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(f) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(g) To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(h) To take all actions necessary for the administration of the Plan.

7.4 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5 Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.6 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c) To the extent permitted by New Jersey state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7 Disputes.

(a) Claim. A Participant who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") must file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee.

(b) Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth:

(i) The specified reason or reasons for such denial;

(ii) The specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary;

(iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v) The time limits for requesting a review under subsection (c).

(c) Request For Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the prior determination. Such request must be addressed to the Committee. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the determination.

(d) Review of Decision. Within sixty (60) days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII

MISCELLANEOUS

8.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA.

8.2 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3 Withholding. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company with respect to such payment or this Plan. The Company shall have the right to reduce any payment (or Compensation) by the amount of cash sufficient to provide the amount of taxes, including FICA Taxes on Compensation that is deferred to the Plan and related Company Matching Contributions at the time such Company Matching Contributions become fully vested.

8.4 Amendment, Modification, Suspension or Termination. The Company, acting through its Board, may amend, modify or suspend the Plan, in whole or in part, except that no amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant's account.

Notwithstanding the foregoing, the Board has delegated to the executive management Benefits Committee the authority to adopt administrative amendments to the Plan, provided, that such amendments do not involve a change in the costs or liability of the Company or alter the benefits payable thereunder. The Board has delegated to the Compensation Committee the authority to adopt all other amendments to the Plan, provided, that such amendments do not significantly increase or decrease benefit amounts, or are required to be adopted by the Board under the Code or the regulations thereunder. The Board retains the authority to adopt amendments to the Plan that significantly increase or decrease benefit amounts, or are required to be adopted by the Board under the Code or regulations thereunder.

The Company, acting through its Board, may terminate the Plan only to the extent permitted under Section 409A of the Code and the regulations thereunder.

8.5 Governing Law. This Plan shall be construed, governed and administered in accordance with the laws of the State of New Jersey, except where pre-empted by Federal law.

8.6 Receipt or Release. Any payment made in good faith to a Participant or the Participant's Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

8.8 Limitation of Rights and Employment Relationship. Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any Fund or Account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

8.9 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

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Alpharma Inc.